Exhibit 99.1

Titanium Asset Management Corp.

Reports 2013 Second Quarter Results

Milwaukee, WI, August 13, 2013 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the second quarter ended June 30, 2013.

Highlights are as follows:

  Assets under management (AUM) decreased 1.0% during the second quarter of 2013 to $8,876.3 million reflecting negative market returns, offset in part by net inflows. Market returns for our fixed income assets were down 1.8% as interest rates increased sharply during May and June.

  Average AUM of $8,921.6 million for the second quarter of 2013 was 4.0% higher relative to the average AUM of $8,581.7 million for the same period last year. Investment management fee revenues were $5,984,000 for the second quarter of 2013, an 8.9% increase from investment management fee revenues of $5,493,000 for the same period last year, primarily due to the higher average AUM levels and a higher average fee rate. For the year to date, average AUM of $8,899.2 million was 4.8% higher relative to the average AUM of $8,493.4 million for the same period last year. Investment management fee revenues were $11,867,000 for the 2013 year to date period, a 10.4% increase from investment management fee revenues of $10,752,000 for the same period last year, primarily due to the higher average AUM levels and a higher average fee rate.

  Adjusted EBITDA(1) for the second quarter of 2013 was $346,000 and included a net charge of $266,000 related to a settlement arrangement for one of the contingency matters. Excluding the settlement provision, Adjusted EBITDA for the second quarter of 2013 was $612,000, compared to Adjusted EBITDA of $591,000 for the comparable period last year. For the 2013 year to date period, Adjusted EBITDA was $998,000. Excluding the settlement provision, Adjusted EBITDA for the 2013 year to date period was $1,264,000, compared to Adjusted EBITDA of $856,000 for the same period last year. The improvements primarily reflect the increased investment management fee revenues.

  Net investment income was $23,000 for the second quarter of 2013, compared to net investment income of $70,000 for the same period last year. Net investment income was $142,000 for the 2013 year to date period, compared to $305,000 for the same period last year.

  Net income of $90,000, or $0.00 per diluted common share, for the second quarter of 2013 compared to a net loss of $1,772,000, or $0.09 per diluted common share, for the second quarter of 2012. Net income of $581,000, or $0.03 per diluted common share, for the first six months of 2013 compared to a net loss of $3,074,000, or $0.18 per diluted common share, for the first six months of 2012.

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

1

Exhibit 99.1

Recent Developments

On December 18, 2012, TAMCO, an entity principally owned and controlled by the senior management of the Company, acquired all 10,585,400 shares of Common Stock held by Clal for $18,500,000 pursuant to a securities purchase agreement. As of June 30, 2013, TAMCO and its affiliates hold total beneficial interests in 11,920,569 shares of Common Stock, representing approximately 60.4% of the currently outstanding Common Stock.

On April 22, 2013, the Company received a proposal from TAMCO that it wished to acquire, through a tender offer, the remaining outstanding equity interests of the Company that it did not already own at $1.00 per share. The Company’s board of directors has appointed a special committee, consisting solely of its independent directors, to consider the terms of the proposed transaction. The special committee has engaged independent advisors and is considering the proposal and its implications, in accordance with applicable state and federal laws. The special committee will inform shareholders of its activities in due course. There can be no assurance that the proposed transaction will be approved or completed.

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, Chairman	312-335-8300

Titanium Asset Management Corp.
Brian Gevry, Chief Executive Officer	216-771-3450

Cantor Fitzgerald Europe
David Foreman/Rishi Zaveri	+44 20 7894 7000

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by TAMCO Holdings, LLC, as our significant stockholder. Additional factors that could influence our financial results are included in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, is expected to be filed with the Securities and Exchange Commission on or about August 15, 2013. The report will be available on the SEC’s website at www.sec.gov and on our website at www.ti-am.com.

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Exhibit 99.1

Assets Under Management

Assets under management of $8.9 billion at June 30, 2013 were consistent with the $8.9 billion reported at December 31, 2012 as net inflows were largely offset by negative investment returns. The following table presents summary activity for 2013 and 2012 periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2013	2012	2013	2012
Annual Activity:
Beginning balance	$8,966.8	$8,587.8	$8,854.6	$8,316.8

Inflows	395.5	587.1	827.6	1,083.1
Outflows	(367.5)	(701.5)	(764.9)	(1,084.1)
Net flows	28.0	(114.4)	62.7	(1.0)

Market value change	(118.5)	102.2	(41.0)	259.8
Ending balance	$8,876.3	$8,575.6	$8,876.3	$8,575.6

Average Assets Under Management (1)	$8,921.6	$8,581.7	$8,899.2	$8,493.4
Average Fee Rate (basis points)	26.8	25.6	26.7	25.3

(1) Average assets under management are calculated based on the quarter end balances.

The principle factors affecting our net flows during the periods ended June 30, 2013 and 2012 include the following:

•	Outflows for the three and six month periods ended June 30, 2012 include the liquidation of approximately $280 million of investments related to an investment strategy that invested in securities participating in the TALF program of the Federal Reserve Bank of New York. These assets carried annualized fees of approximately $280,000.

•	Multiemployer pension and welfare plans represent approximately 38% of our client base, and these plans have been faced with a challenging economic environment over the last several years. The current economic environment has generally led to reduced employer contributions and increased withdrawals. For the three months ended June 30, 2013, net inflows from multiemployer pension and welfare plans were approximately $53 million compared to net inflows of approximately $100 million for the prior year period. For the six months ended June 30, 2013, net inflows from multiemployer pension and welfare plans were $66 million compared to net inflows of $212 million for the prior year.

•	Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage. Net outflows related to these accounts were $66 million for the three months ended June 30, 2013 compared to net outflows of $48 million for the prior year period. For the six months ended June 30, 2013, net outflows were $24 million compared to net inflows of $14 million for the prior year period. While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

Market value changes reflect our investment performance. Fixed income assets comprised approximately 89% of our total assets under management at June 30, 2013. For the three months ended June 30, 2013, the overall market value change related to fixed income assets was a decrease of approximately $145.2 million, or -1.8% (compared to an increase of $121.3 million, or 1.6%, for the comparable 2012 period). For the three months ended June 30, 2013, fixed income returns as measured by the Barclay’s Aggregate Index were -2.3% (compared to 2.1% for the comparable 2012 period). For the six months ended June 30, 2013, the overall market value change related to fixed income assets was a decrease of approximately $106.1, or -1.3% (compared to an increase of $215.9 million, or 2.9% for the comparable 2012 period). For the six months ended June 30, 2013, fixed income returns as measured by the Barclay’s Aggregate Index were -2.4% (compared to a gain of 2.4% for the comparable 2012 period). For the twelve months ended June 30, 2013, approximately 82% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks.

3

Exhibit 99.1

Equity assets comprised approximately 7% of our total assets under management at June 30, 2013. For the three months ended June 30, 2013, the overall market value change related to equity assets was an increase of approximately $26.8 million, or 4.1% (compared to a decrease of $19.1 million, or -2.9%, for the comparable 2012 period). For the three months ended June 30, 2013, equity returns as measured by the S&P 500 Index were 2.9% (compared to -2.8% for the comparable 2012 period). For the six months ended June 30, 2013, the overall market value change related to equity assets was an increase of approximately $67.7, or 11.2% (compared to an increase of $44.0 million, or 7.1% for the comparable 2012 period). For the six months ended June 30, 2013, equity returns as measured by the S&P 500 Index were 13.8% (compared to 9.5% for the comparable 2012 period). Approximately 18% of our equity assets outperformed their respective benchmarks for the twelve months ended June 30, 2013.

The following table presents summary breakdowns for our assets under management at June 30, 2013 and December 31, 2012.

(in millions)	June 30, 2013	% of total	December 31, 2012	% of total

By investment strategy:
Fixed income	$7,900.7	89%	$7,914.9	89%
Equity	623.0	7%	595.6	7%
Real estate	352.6	4%	344.1	4%
Total	$8,876.3	100%	$8,854.6	100%

By client type:
Institutional	$7,870.1	89%	$7,748.7	88%
Retail	1,006.2	11%	1,105.9	12%
Total	$8,876.3	100%	$8,854.6	100%

By investment vehicle:
Separate accounts	$8,021.9	90%	$8,009.1	90%
Private funds	854.4	10%	845.5	10%
Total	$8,876.3	100%	$8,854.6	100%

Our mix of assets under management by investment strategy was unchanged as fixed income assets comprised 89% of total assets under management at June 30, 2013 and December 31, 2012.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 89% of total assets under management at June 30, 2013 compared to 88% at December 31, 2012.

Our mix of assets under management by investment vehicle was unchanged as separate accounts comprised 90% of total assets under management at June 30, 2013 and December 31, 2012.

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Exhibit 99.1

Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Average assets under management (in millions)	$8,921.6	$8,581.7	$8,899.2	$8,493.4
Average fee rate (basis points)	26.8	25.6	26.7	25.3

Investment management fees	$5,984,000	$5,493,000	$11,867,000	$10,752,000
Incentive fees	-	-	32,000	-
Referral fees	-	74,000	-	199,000
Total operating revenue	5,984,000	5,567,000	11,899,000	10,951,000

Adjusted EBITDA(1)	346,000	591,000	998,000	856,000
Amortization of intangible assets	242,000	2,401,000	485,000	4,802,000
Operating income (loss)	67,000	(1,842,000)	439,000	(4,009,000)
Net investment income	23,000	70,000	142,000	305,000
Net income (loss)	90,000	(1,772,000)	581,000	(3,704,000)

Earnings (loss) per share:
Basic and diluted	$0.00	$(0.09)	$0.03	$(0.18)

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

For the three month periods, our investment management fees increased by $491,000, or 9%, due to a 4% increase in our average assets under management and a 5% increase in our average fee rate. For the six month periods, our investment management fees increased by $1,115,000, or 10%, due to a 5% increase in our average assets under management and a 6% increase in our average fee rate.

We also receive incentive fees on an annual basis from the management of certain of our private funds, including one that invests in preferred stocks. Because investment returns on preferred stocks can be volatile, the level of incentive fees earned can vary significantly from year to year. These fees generally are based on a calendar year performance period and we recognize the fees at the conclusion of the performance period. In 2012, we earned incentive fees of $1,165,000, which were recognized in December 2012. Based on performance through June 30, 2013, we would have earned incentive fees of approximately $275,000 (of which $32,000 was recognized due to withdrawals). Because these fees are primarily earned on a calendar year performance, the results for the first six months are not necessarily indicative of the fees to be expected for the full year.

Adjusted EBITDA for the three months ended June 30, 2013 included a net charge of $266,000 related to a settlement arrangement for one of the contingency matters. Excluding the settlement provision, Adjusted EBITDA for the three months ended June 30, 2013 was $612,000, compared to Adjusted EBITDA of $591,000 for the comparable period last year. Excluding the settlement provision, Adjusted EBITDA was for the six months ended June 30, 2013 was $1,264,000, compared to Adjusted EBITDA of $856,000 for the same period last year. The improvements primarily reflect the increased investment management fee revenues.

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Exhibit 99.1

Amortization of intangible assets

Amortization of intangible assets decreased by $2,159,000 for the three months ended June 30, 2013 and $4,317,000 for the six months ended June 30, 2013. The reduction reflects the elimination of amortization expense related to the NIS referral relationship intangible asset in 2013 as the asset was fully amortized as of December 31, 2012.

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Exhibit 99.1

Titanium Asset Management Corp.

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,119,000	$3,092,000
Investments	4,438,000	5,644,000
Accounts receivable	4,148,000	5,015,000
Other current assets	1,058,000	854,000
Total current assets	15,763,000	14,605,000

Investments in equity investee	3,081,000	3,970,000
Property and equipment, net	437,000	483,000
Goodwill	13,264,000	13,264,000
Intangible assets, net	4,824,000	5,309,000
Total assets	$37,369,000	$37,631,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$131,000	$166,000
Other current liabilities	2,207,000	2,246,000
Total current liabilities and total liabilities	2,338,000	2,412,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 19,744,824 shares issued and outstanding at June 30, 2013 and 20,634,232 issued and outstanding at December 31, 2012	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; none issued	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,227,000	100,971,000
Accumulated deficit	(65,130,000)	(65,711,000)
Other comprehensive loss	(68,000)	(43,000)
Total stockholders’ equity	35,031,000	35,219,000
Total liabilities and stockholders’ equity	$37,369,000	$37,631,000

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Exhibit 99.1

Titanium Asset Management Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating revenues	$5,984,000	$5,567,000	$11,899,000	$10,951,000

Operating expenses:
Administrative	5,675,000	5,008,000	10,975,000	10,158,000
Amortization of intangible assets	242,000	2,401,000	485,000	4,802,000
Total operating expenses	5,917,000	7,409,000	11,460,000	14,960,000

Operating income (loss)	67,000	(1,842,000)	439,000	(4,009,000)

Other income
Interest income	9,000	20,000	10,000	37,000
Net realized gains (losses) on investments	-	(5,000)	21,000	(7,000)
Income from equity investees	14,000	55,000	111,000	275,000

Income (loss) before income taxes	90,000	(1,772,000)	581,000	(3,704,000)

Income tax expense	-	-	-	-

Net income (loss)	$90,000	$(1,772,000)	$581,000	$(3,704,000)

Earnings (loss) per share
Basic	$0.00	$(0.09)	$0.03	$(0.18)
Diluted	$0.00	$(0.09)	$0.03	$(0.18)

Weighted average number of common shares outstanding:
Basic	19,744,824	20,634,232	19,927,647	20,634,232
Diluted	19,744,824	20,634,232	19,927,647	20,634,232

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Exhibit 99.1

Titanium Asset Management Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities
Net income (loss)	$581,000	$(3,704,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	485,000	4,802,000
Depreciation	74,000	63,000
Net realized losses (gains) on investments	(21,000)	7,000
Income from equity investees	(111,000)	(275,000)
Income distributions from equity investees	-	131,000
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	867,000	(75,000)
Decrease (increase) in other current assets	(204,000)	228,000
Increase (decrease) in accounts payable	(35,000)	53,000
Decrease in other current liabilities	(39,000)	(320,000)
Net cash provided by operating activities	1,597,000	910,000

Cash flows from investing activities
Purchases of investments	(2,101,000)	(3,111,000)
Sales and redemptions of investments	3,303,000	2,314,000
Redemption of equity investee	1,000,000	-
Purchases of property and equipment	(28,000)	(36,000)
Net cash provided by (used in) investing activities	2,174,000	(833,000)

Cash flows from financing activities
Repurchase of common stock	(744,000)	-
Net cash used for financing activities	(744,000)	-

Net increase in cash and cash equivalents	3,027,000	77,000

Cash and cash equivalents:
Beginning	3,092,000	2,787,000
Ending	$6,119,000	$2,864,000

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Exhibit 99.1

Titanium Asset Management Corp.

Reconciliation of Adjusted EBITDA

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating income (loss)	$67,000	$(1,842,000)	$439,000	$(4,009,000)
Amortization of intangible assets	242,000	2,401,000	485,000	4,802,000
Depreciation expense	37,000	32,000	74,000	63,000
Adjusted EBITDA	$346,000	$591,000	$998,000	$856,000

 Notes:

(1)	Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share-based compensation expense. We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.

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